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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of LifePoint Hospitals, Inc. for the registration of $250,000,000 of 4 1/2% Convertible Subordinated Notes due 2009 and the registration of 5,278,825 shares of its common stock and to the incorporation by reference therein of our report dated January 31, 2002, with respect to the consolidated financial statements of LifePoint Hospitals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                                                /s/ Ernst & Young LLP


Nashville, Tennessee
July 1, 2002